PRESS RELEASE

China BAK Announces Date for 2008 Annual Meeting of Stockholders

Shenzhen, China - July 7, 2008 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, announced today that the 2008 Annual Meeting of Stockholders of China BAK will be held on Monday, July 28, 2008. The last Annual Meeting of Stockholders of China BAK was held on September 21, 2007. China BAK has established June 11, 2008, as the record date for the 2008 Annual Meeting.

About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

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